December 27, 2017	TSX: ACB

Securities Regulators Cease Trade CanniMed Shareholder Rights Plan,
Determine that Aurora and Locked-up CanniMed Shareholders are not Joint Actors,
Aurora Take-Over Bid is not Insider Bid, and
Minimum Deposit Period for the Offer to Remain Unchanged

Edmonton, Alberta December 27, 2017 – Aurora Cannabis Inc. (“Aurora”) (TSX: ACB) (OTCQB: AC-BFF) (Frankfurt: 21P; WKN: A1C4WM) is pleased to provide the following report following hearings before the Financial and Consumer Affairs Authority of Saskatchewan and the Ontario Securities Commission (the “Securities Regulators”) held on December 20-21 in connection with Aurora’s offer to acquire all of the shares of CanniMed Therapeutics Inc. (“CanniMed”) (TSX: CMED) (the “Offer”).

As previously disclosed, Aurora applied to the Securities Regulators for an order to: (i) cease trade the shareholder rights plan that CanniMed’s management adopted on November 28, 2017 (“Rights Plan” or “Poison Pill”); and (ii) shorten the minimum deposit period under the Offer from 105 days, to 35 days, from the date of the Offer (the “Deposit Period Order”).

CanniMed and the Special Committee of the Board of CanniMed, in turn, sought orders to (i) prevent Aurora from acquiring up to 5% of the outstanding shares of CanniMed on the open market (in accordance to the exemption in section 2.2(3) of National Instrument 62-104 Take-Over Bids and Issuer Bids) (the “5% Restriction Order”); (ii) deem Aurora to be acting jointly or in concert with the locked-up shareholders (the “Locked-Up Shareholders”) of CanniMed, and (iii) deem the Offer an “insider bid”.

The Securities Regulators denied the Aurora application to reduce the minimum deposit period and as a result the minimum deposit period will remain open for the minimum 105 day period. In respect of all other applications made by Aurora and those made by CanniMed, the Securities Regulators ruled entirely in favour of Aurora; including making an order to cease trade the CanniMed Poison Pill. The Securities Regulators also rejected the argument that Aurora’s bid was an “insider bid” within the meaning of Multilateral Instrument 61-101 Protection of Minority Security Holders in Special Transactions and as such Aurora does not require a formal valuation. Further, the Securities Regulators rejected CanniMed’s application to restrict Aurora’s ability to make normal course purchases of CanniMed shares on the open market. Furthermore, CanniMed’s application to determine that Aurora and the Locked-Up Shareholders had acted jointly or in concert, and to deem the Offer an insider bid, were also both rejected.

“Aurora has secured key legal victories that take us a big step forward towards acquiring CanniMed, and integrating its team and operations into our organization to further build the preeminent global cannabis company,” said Terry Booth, CEO. Mr. Booth added, “The next step is for CanniMed shareholders to vote against the proposed acquisition by CanniMed of Newstrike Resources. The proposed Cannimed-Newstrike transaction is a bad deal that will destroy considerable value for CanniMed’s shareholders. It would give away 35% of CanniMed to shareholders of a company with no cash, zero revenues, uncompleted and unfunded facilities that CanniMed would have to use its own cash reserves to build out.”

Mr. Booth added, “The great news today is that CanniMed shareholders are now freed from CanniMed management’s efforts to take away their fundamental right to support the superior opportunity. CanniMed shareholders can now freely choose. On one hand, there is the highly dilutive, cash-draining Newstrike bid. On the other hand, shareholders can tender their shares to Aurora’s Offer for an immediate significant 57% premium, plus the opportunity to become part of Aurora’s faster growth, better execution, shareholder value generation, and exciting drive to global leadership in the cannabis sector.”

In its decision, a panel representing the Securities Regulators ordered that all trading shall cease in respect of any securities issued, or that are proposed to be issued, in connection with the Rights Plan. With the cease trading of the Rights Plan the practical restriction on Aurora from acquiring further securities of CanniMed or procuring further lock-up agreements from CanniMed shareholders is removed and Aurora is now permitted to enter into further lock up agreements with CanniMed shareholders, and also purchase CanniMed shares through open market purchases up to 5% of the issued CanniMed shares.

The Securities Regulators also determined that certain shareholders of CanniMed who currently own or control approximately 36% of CanniMed shares, and who had entered into lock-up agreements with Aurora (the “Locked-Up Shareholders”) did not act jointly or in concert with Aurora in making the Offer. Aurora had initially signed lock up agreements with shareholders representing 38% of outstanding Can-niMed shares. After the exercise of stock options, including 1,380,000 stock options exercised by Can-niMed CEO Brent Zettl between November 24 and 29, 2017, at an average price of $1.23 – a 94% discount to market - the Locked-Up Shareholder now collectively represent 36% of shares outstanding. As a result of the Securities Regulators’hdetermination, the Locked-Up Shareholders will be included in the 50% minimum tender condition pursuant to section 2.29.1 of National Instrument 62-104 Take-Over Bids and Issuer Bids.

The Securities Regulators also ordered Aurora to provide additional disclosure regarding:

•	The circumstances under which and means by which it became aware of a Board Meeting of CanniMed that was scheduled for November 13, 2017;
•

Any other information that was obtained directly or indirectly by Aurora from any person who was at the relevant time in a special relationship (as defined in applicable securities legislation) with CanniMed, and that was material to Aurora in structuring, determining the timing of, delivering or implementing the Offer; and

•	Any other information within Aurora’s knowledge that would reasonably be expected to affect the decision of security holders of CanniMed to accept or reject the Offer.

Aurora must (and will), on or before January 12, 2017, provide the additional disclosure in news releases amending Aurora’s November 14, 2017 and November 24, 2017 news releases, and in a Notice of Change to the Offer to be mailed to all shareholders of CanniMed.

CanniMed shareholders can continue to receive updates and insights on the Aurora offer via the micro-site dedicated to the Aurora-CanniMed transaction www.cannimed.auroramj.com.

How to Tender

Aurora encourages CanniMed shareholders to read the full details of the Offer set forth in the takeover bid circular and accompanying offer documents, (collectively, the “Offer Documents”), which contain detailed instructions on how CanniMed shareholders can easily tender their CanniMed common shares to the Offer. For assistance in depositing CanniMed common shares to the Offer, CanniMed shareholders should contact the depositary and the Information Agent for the Offer, Laurel Hill Advisory Group at Phone: 1-877-452-7184 (North American Toll-Free Phone) and 1-416-304-0211 (Outside North Ameri-ca); Facsimile: 416-646-2415; and E-mail: assistance@laurelhill.com.

About the Offer

On November 24, 2017, Aurora formally commenced its Offer to purchase all of the issued and outstanding common shares of CanniMed for consideration consisting of common shares of Aurora. The Offer Document, including the takeover bid circular and related documents are available on www.sedar.com and on cannimed.auroramj.com, and the Company invites both Aurora and CanniMed shareholders to visit these sites frequently for updates.

AMF Order

On November 23, 2017, the Autorité des marches financiers (“AMF”), the securities regulatory authority in the Province of Québec, issued an order (the “AMF Order”) that provides that the documents incorporated by reference in the take-over bid circular of Aurora dated November 24, 2017 (“Aurora Circular”) must be translated and filed on the System for Electronic Document Analysis and Retrieval (SEDAR) and that the expiry date of the Offer to shareholders of CanniMed residing in the Province of Québec shall not occur earlier than 105 days from the date all such translated documents are filed on SEDAR. As of De-cember 20, 2017, all translated documents incorporated by reference in the Aurora Circular have been filed on SEDAR. As of November 23, 2017, Aurora believes that there were 293 CanniMed shareholders in the Province of Québec holding 148,379 common shares, representing 0.71% of the issued and outstanding common shares.

About Aurora

Aurora's wholly-owned subsidiary, Aurora Cannabis Enterprises Inc., is a licensed producer of medical cannabis pursuant to Health Canada's Access to Cannabis for Medical Purposes Regulations (“AC-MPR”). The Company operates a 55,200 square foot, state-of-the-art production facility in Mountain View County, Alberta, known as "Aurora Mountain", a second 40,000 square foot high-technology production facility known as “Aurora Vie” in Pointe-Claire, Quebec on Montreal’s West Island, and is currently constructing an 800,000 square foot production facility, known as "Aurora Sky", at the Edmonton International Airport, as well as is completing a fourth facility in Lachute, Quebec through its wholly owned subsidiary Aurora Larssen Projects Ltd.

In addition, the Company holds approximately 17.23% of the issued shares in leading extraction technology company Radient Technologies Inc., based in Edmonton, and is in the process of completing an in-vestment in Edmonton-based Hempco Food and Fiber for an ownership stake of up to 50.1% . Furthermore, Aurora is the cornerstone investor with a 22.9% stake in Cann Group Limited, the first Australian company licensed to conduct research on and cultivate medical cannabis. Aurora also owns Pedanios, a leading wholesale importer, exporter, and distributor of medical cannabis in the European Union, based in Germany. The Company offers further differentiation through its acquisition of BC Northern Lights Ltd. and Urban Cultivator Inc., industry leaders, respectively, in the production and sale of proprietary systems for the safe, efficient and high-yield indoor cultivation of cannabis, and in state-of-the-art indoor gardening appliances for the cultivation of organic microgreens, vegetables and herbs in home and professional kitchens. Aurora's common shares trade on the TSX under the symbol “ACB”.

On behalf of the Boards of Directors,

AURORA CANNABIS INC.
Terry Booth
CEO

###

Further information:

For Aurora

Cam Battley	Marc Lakmaaker
Executive Vice President	Director, Investor Relations and
+1.905.864.5525	Corporate Development
cam@auroramj.com	+1.647.269.5523
www.auroramj.com	marc.lakmaaker@auroramj.com

SHAREHOLDER QUESTIONS

Shareholder questions may be directed to Aurora's Proxy Solicitation and Information Agent at:

Laurel Hill Advisory Group
North America Toll Free: 1-877-452-7184
Collect Calls Outside North America: 1-416-304-0211
Email: assistance@laurelhill.com

This news release includes statements containing certain "forward-looking information" within the meaning of applicable securities law (“forward-looking statements”). Forward-looking statements are frequently characterized by words such as "plan", "continue", "expect", "project", "intend", "believe", "anticipate", "estimate", "may", "will", "potential", "proposed" and other similar words, or statements that certain events or conditions "may" or "will" occur. These statements are only predictions. Various assumptions were used in drawing the conclusions or making the projections contained in the forward-looking statements throughout this news release. Forward-looking statements are based on the opinions and estimates of management at the date the statements are made, and are subject to a variety of risks and uncertainties and other factors that could cause actual events or results to differ materially from those projected in the forward-looking statements. The Company is under no obligation, and expressly disclaims any intention or obligation, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as expressly required by applicable law.

Forward looking statements in release include statements regarding the proposed terms of the business combination of Aurora with CanniMed (the “Combination”), the timing or potential for discussions regarding the Combination, the expected benefits of the Combination, and the anticipated market capitalization of the combined entity. Various assumptions were used in drawing the conclusions or making the projections contained in the forward-looking statements throughout this news release, including assumptions based upon CanniMed's publicly disclosed information, and that there will be no change in the business, prospects or capitalization of CanniMed or Aurora. In particular, this news release contains forward-looking information concerning: (i) the Offer, various terms of the Offer and the anticipated timing of completion of the Offer; (ii) expectations with respect to synergies and efficiencies that may be achieved upon a combination of the businesses of Aurora and CanniMed and other benefits of a combination of the businesses of Aurora and CanniMed; and (iii) expectations with respect to business and geographical diversification of the combined entity. The information concerning CanniMed contained in this News Release has been taken from, or is based upon, publicly available information filed by CanniMed with securities regulatory authorities in Canada prior to the date of this News Release and other public sources.

Neither TSX nor its Regulation Services Provider (as that term is defined in the policies of Toronto Stock Exchange) accepts responsibility for the adequacy or accuracy of this release.